Exhibit 99.1

             Playtex Products, Inc. Sells Non-Core Brands

    WESTPORT, Conn.--(BUSINESS WIRE)--Nov. 16, 2005--Playtex Products, Inc. (NYSE:PYX) announced today that it has sold its non-core brand assets including Baby Magic, Mr. Bubble, Ogilvie, Binaca, Dorothy Gray, Dentax, Tek, Tussy, Chubs, and Better Off. The brands were sold to Cenuco, Inc. (AMEX:ICU), parent company of Lander, a health and beauty care products company.
    The purchase price for the brand assets is $57 million in cash received at today's closing, subject to certain adjustments.
    "The divestiture of these brands is consistent with our strategic focus on our core categories of Feminine Care, Infant Care and Skin Care. While it is slightly dilutive in the near term, we believe this transaction will greatly simplify our business, reduce costs and therefore improve profits in the long run," said Neil P. DeFeo, Playtex's President and Chief Executive Officer.
    Playtex anticipates that the divestiture of these brands will lower projected sales for 2005 by approximately $6 million, and by approximately $53 million on a fully annualized basis. Additionally, Playtex expects the transaction to be dilutive to the company's net earnings by less than $0.01 per share for the fourth quarter 2005. Assuming the disposition occurred on the first day of fiscal 2005, the transaction would have been dilutive by approximately $0.06 per share for the full year 2005.
    The transaction will result in a book loss in the fourth quarter 2005. After-tax proceeds will approximate the sale price. The proceeds, net of transaction costs, are currently anticipated to be used to repay debt and/or reinvest in the company's core businesses.
    Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of Feminine Care, Infant Care and Skin Care products, including Playtex tampons, Playtex infant feeding products, Diaper Genie, Banana Boat, Wet Ones and Playtex gloves.

    With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, the inability to grow operating income, EBITDA and earnings per share or reduce debt, interest expense and leverage ratios to the target levels, the ability to save targeted amounts as part of the restructuring and realignment plans and sale of brand assets, general economic conditions, interest rates, competitive market pressures, the loss of a significant customer, raw material and manufacturing costs, capacity limitations, the ability to integrate acquisitions, adverse publicity and product liability claims, capital structure, the impact of weather conditions on sales, and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.

    CONTACT: Playtex Products, Inc.
             Laura Kiernan, 203-341-4262